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                                                                    Exhibit 21.1

                                MICROTUNE, INC.

                      LIST OF SUBSIDIARIES AND AFFILIATES


Wholly Owned Subsidiaries

HMTF Acquisition (Bermuda) Ltd.
Microtune International
Microtune (Texas), Inc.

Indirectly Owned Subsidiaries

HMTF Erste Beiteiligungs GmbH
NSF RF-Technologies Corporation
Residenz Zehnte Vermogensverwaltungs GmbH
TEMIC RF - Technologies Corporation
TEMIC TELEFUNKEN Hochfrequenztechnik GmbH
TEMIC TELEFUNKEN RF-Engineering, LLC